UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2007

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.   Regulation FD Disclosure.

Since 2005, TSFG has financed purchases of certain residential lots in a real estate development project near Spruce Pine, North Carolina (Mitchell County). TSFG has recently learned that the developer of this project has abandoned the development. Moreover, on June 7, 2007, the North Carolina Attorney General issued a press release stating that the lot purchasers and the several lenders associated with this development have been victimized by fraudulent land sales schemes and announcing that a receiver has been appointed with respect to the project.  The press release indicated that the investment scheme included more than $100 million in financing and multiple financial institutions.

TSFG has approximately $18 million in secured lot loans to approximately 80 purchasers, and approximately $3 million in loans secured by land owned by the developer (originated in 2001/2002) that is currently classified as nonperforming.

TSFG’s secured lot loans are to individual borrowers, were underwritten in accordance with its credit policy, and met all applicable underwriting standards for credit scoring, down payment and repayment ability. However, it appears that the developers advanced the down payments to the lot purchasers in contravention of TSFG’s policy. In addition, many of these lot purchasers, without TSFG’s knowledge, simultaneously acquired additional lots in these same developments financed by other financial institutions.

While these loans are secured by real estate, TSFG does not believe that the collateral values determined at the time of underwriting are now realistic, particularly in light of the developers’ default and the incomplete status of the projects. In addition, the North Carolina Attorney General’s complaint states that the appraisers may have intentionally overstated the properties’ values.

Based on information currently available regarding the estimated collateral values, the borrowers’ financial condition, the current status of the individual loans (with a majority of the loans not currently past due), and other events surrounding this matter, TSFG currently expects overall net loan charge-offs will average in the 25 basis point range (as a percentage of average loans annualized) for the remaining three quarters of 2007. This compares with a net loan charge-off ratio of 29 basis points for first quarter 2007 and 28 basis points for full-year 2006.  This range includes estimated charge-offs of the ultimate exposure related to these loans (currently estimated at approximately 50% of the total outstanding exposure), although charge-offs or provisions for loan losses could change as additional information becomes available.

TSFG believes the fraud is an isolated event and does not reflect upon the underlying credit quality of the rest of its loan portfolio.

Forward-Looking Statements

This disclosure contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management) include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations, including net charge-offs and other credit-related matters. However, such statements necessarily involve risks and uncertainties and there are a number of factors - many of which are beyond TSFG's control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG's actual results, please refer to TSFG's filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this disclosure.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

/s/   James R. Gordon

June 13, 2007

James R. Gordon

Executive Vice President and Chief Financial Officer

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